Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

Jan. 30, 2013

Wisconsin Energy posts fourth quarter and full-year results for 2012

MILWAUKEE -- Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $98.8 million or 43 cents a share for the fourth quarter of 2012. This compares with net income from continuing operations of $114.1 million or 49 cents a share for the fourth quarter of 2011.

Fourth quarter 2012 revenues were $1.07 billion, compared with $1.11 billion in the corresponding quarter a year ago. For the full year 2012, revenues were $4.25 billion, compared to $4.49 billion in 2011.

Net income from continuing operations for the full year totaled $546.3 million or $2.35 a share -- up from $512.8 million or $2.18 a share in 2011. Major factors contributing to the year's strong performance include lower operation and maintenance expenses, favorable summer weather, and positive recovery of fuel costs.

For the year, consumption of electricity by small commercial and industrial customers rose by 0.7 percent. Residential electricity use grew by 0.5 percent.

Compared to 2011, electricity use by large commercial and industrial customers dropped by 2.8 percent. The decline in this customer segment was driven primarily by a planned outage at a major iron ore mine. The mine returned to normal operation in September.

“Overall, sales to our large commercial and industrial customers came in better than forecast,” said Gale Klappa, chairman, president, and chief executive. “Based on customer input, we had expected a decline in sales. As the year progressed, however, we saw strength in several sectors -- including food products, chemical manufacturing, metal fabrication and plastics.”

During the year, customer growth continued at a modest pace. At the end of December, the company was serving 3,200 more electric customers and 5,800 more natural gas customers than the previous year.

“By virtually every meaningful measure, 2012 was an exceptional year for Wisconsin Energy,” noted Klappa. “We achieved milestones in customer satisfaction, employee safety and network reliability. We delivered solid earnings growth and made significant progress toward a dividend payout that is more competitive with our peers.”

Earnings per share listed in this news release are on a fully diluted basis.

Conference call
A conference call is scheduled for 1:30 p.m. Central time on Jan. 30, 2013. The presentation will review 2012 fourth quarter and year-end earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and general public, are invited to listen to the presentation. The conference call may be accessed by dialing
866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The conference ID is 80336760. Access also may be gained through the company's website (wisconsinenergy.com). Click 'Fourth Quarter, Year-End Earnings Release and Conference Call' and then click 'Go to webcast.' In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its fourth quarter and year-end performance. The materials will be available at 6:30 a.m. Central time on Jan. 30, 2013.

Replay
A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website about two hours after the presentation. Access to a phone replay also will be available approximately two hours after the presentation and remain accessible through Feb. 13, 2013. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 80336760.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and approximately 1.1 million natural gas customers in Wisconsin. The company's principal utility is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation (www.wisconsinenergy.com), a component of the
S&P 500, has nearly $14 billion of assets, approximately 4,600 employees and more than 41,000 stockholders of record.

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Tables Follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,071.2	$1,113.2	$4,246.4	$4,486.4

Operating Expenses
Fuel and purchased power	249.7	265.2	1,098.6	1,169.7
Cost of gas sold	177.8	195.3	545.8	728.7
Other operation and maintenance	317.3	347.5	1,116.1	1,256.8
Depreciation and amortization	94.5	84.0	364.2	330.2
Property and revenue taxes	30.5	28.2	121.4	113.7
Total Operating Expenses	869.8	920.2	3,246.1	3,599.1

Operating Income	201.4	193.0	1,000.3	887.3

Equity in Earnings of Transmission Affiliate	16.8	16.1	65.7	62.5
Other Income and Deductions, net	1.2	19.6	34.8	62.7
Interest Expense, net	66.9	58.2	248.2	235.8

Income from Continuing Operations Before Income Taxes	152.5	170.5	852.6	776.7

Income Tax Expense	53.7	56.4	306.3	263.9

Income from Continuing Operations	98.8	114.1	546.3	512.8

Income from Discontinued Operations, Net of Tax	—	1.9	—	13.4
Net Income	$98.8	$116.0	$546.3	$526.2

Earnings Per Share (Basic)
Continuing operations	$0.43	$0.49	$2.37	$2.20
Discontinued operations	—	0.01	—	0.06
Total Earnings Per Share (Basic)	$0.43	$0.50	$2.37	$2.26

Earnings Per Share (Diluted)
Continuing operations	$0.43	$0.49	$2.35	$2.18
Discontinued operations	—	0.01	—	0.06
Total Earnings Per Share (Diluted)	$0.43	$0.50	$2.35	$2.24

Weighted Average Common Shares Outstanding (Millions)
Basic	229.5	230.9	230.2	232.6
Diluted	231.9	233.6	232.8	235.4

Dividends Per Share of Common Stock	$0.30	$0.26	$1.20	$1.04

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31
	2012	2011
	(Millions of Dollars)
Assets

Property, Plant and Equipment, Net	$10,572.2	$10,160.4

Investments
Equity investment in transmission affiliate	378.3	349.7
Other	35.5	43.6
Total Investments	413.8	393.3

Current Assets
Cash and cash equivalents	35.6	14.1
Restricted cash	2.7	45.5
Accounts receivable, net	285.3	349.4
Income taxes receivable	98.1	155.1
Accrued revenues	278.1	252.7
Materials, supplies and inventories	360.7	382.0
Prepayments	145.5	140.3
Other	107.9	87.1
Total Current Assets	1,313.9	1,426.2

Deferred Charges and Other Assets
Regulatory assets	1,339.0	1,238.7
Goodwill	441.9	441.9
Other	204.2	201.6
Total Deferred Charges and Other Assets	1,985.1	1,882.2

Total Assets	$14,285.0	$13,862.1

Capitalization and Liabilities

Capitalization
Common equity	$4,135.1	$3,963.3
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,453.8	4,614.3
Total Capitalization	8,619.3	8,608.0

Current Liabilities
Long-term debt due currently	412.1	32.6
Short-term debt	394.6	669.9
Accounts payable	368.4	325.7
Accrued payroll and benefits	100.9	105.9
Other	167.3	230.4
Total Current Liabilities	1,443.3	1,364.5

Deferred Credits and Other Liabilities
Regulatory liabilities	866.5	902.0
Deferred income taxes - long-term	2,117.0	1,696.1
Deferred revenue, net	709.7	754.5
Pension and other benefit obligations	244.0	222.7
Other	285.2	314.3
Total Deferred Credits and Other Liabilities	4,222.4	3,889.6

Total Capitalization and Liabilities	$14,285.0	$13,862.1

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2012	2011
	(Millions of Dollars)
Operating Activities
Net income	$546.3	$526.2
Reconciliation to cash
Depreciation and amortization	371.7	336.4
Regulatory amortization in O&M	60.0	208.0
Contributions to qualified benefit plans	(100.0)	(277.4)
Deferred income taxes and investment tax credits, net	352.2	430.6
Working capital and other	(56.3)	(230.4)
Cash Provided by Operating Activities	1,173.9	993.4

Investing Activities
Capital expenditures	(707.0)	(830.8)
Investment in transmission affiliate	(15.7)	(6.6)
Proceeds from asset sales	8.7	41.5
Change in restricted cash	42.8	(37.2)
Other, net	(58.4)	(59.4)
Cash Used in Investing Activities	(729.6)	(892.5)

Financing Activities
Common stock issued (repurchased), net	(103.4)	(139.5)
Dividends paid on common stock	(276.3)	(242.0)
Change in debt, net	(43.8)	265.4
Other, net	0.7	4.8
Cash Used in Financing Activities	(422.8)	(111.3)

Change in Cash	21.5	(10.4)

Cash at Beginning of Year	14.1	24.5

Cash at End of Year	$35.6	$14.1